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                                    TOPPS CONTACT:   George Sard/Anna Cordasco
                                                     Sard Verbinnen & Co.
                                                     (212) 687-8080

                                    MERLIN CONTACT:  John Starr
                                                     Clareville Consultancy
                                                     011-44-1-717-364-022

FOR IMMEDIATE RELEASE



                        TOPPS COMPLETES ACQUISITION OF
                      MERLIN PUBLISHING INTERNATIONAL PLC

New York, July 6, 1995 - The Topps Company, Inc. (TOPP-Nasdaq) today announced that it has completed its previously announced acquisition of Merlin Publishing International plc, a rapidly growing privately held U.K. company that is one of the world's leading publishers and marketers of sticker and album collections, for approximately $46.2 million in cash. The transaction has received clearance from the U.K. Office of Fair Trading.

"We are very pleased to have successfully completed the acquisition of Merlin," said Arthur T. Shorin, Topps Chairman and Chief Executive Officer. "Merlin is a perfect fit for Topps. We look forward to working with them to expand the product lines and geographic reach of both companies." Merlin's current management team will continue to lead Merlin.

Merlin Group Managing Director, Peter J. Warsop, said, "Our two business are extremely complementary and we anticipate contributing to a bright future for Topps."

Merlin principally publishes and markets sticker and album collections, one of the most popular vehicles for children's collectibles in Europe and many other parts of the world. Currently, Merlin's products feature the U.K. Premier League Football, the Power Rangers action heroes and a variety of other entertainment properties. In addition to its operations in the United Kingdom, Merlin has subsidiaries in the Netherlands (serving Germany, Switzerland, Austria, Portugal and Benelux), Italy, France, Spain and the United States. Merlin also exports to other markets throughout the world.

The Topps Company, Inc. is a multi-national marketer of entertainment products, principally picture cards, confections and comic books, with manufacturing facilities in the United States and the Republic of Ireland. The Company, founded in 1938, created BAZOOKA brand bubble gum in 1947 and marketed its first TOPPS baseball card in 1951.